Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the SkyWest, Inc. Employees’ Retirement Plan and the Atlantic Southeast Airlines, Inc. Investment Savings Plan of our reports dated February 14, 2014, with respect to the consolidated financial statements and schedule of SkyWest, Inc. and the effectiveness of internal control over financial reporting of SkyWest, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Salt Lake City, Utah

November 24, 2014